MANAGERS TRUST II

Amendment No. 16 to Amended and Restated Declaration of Trust

CERTIFICATE AND INSTRUMENT OF AMENDMENT

September 21, 2012

The undersigned, constituting at least a majority of the Trustees of Managers Trust II (the “Trust”), a business trust organized under the laws of The Commonwealth of Massachusetts, do hereby amend the Amended and Restated Declaration of Trust of the Trust dated March 19, 1992, as amended from time to time (the “Declaration of Trust”), as follows:

WHEREAS, Article V, Section 5.11 of the Declaration of Trust provides that the Trustees may amend the Declaration of Trust at any time for the purpose of designating and establishing any series or class of shares upon the execution by a majority of the Trustees of an amendment to the Declaration of Trust; and

WHEREAS, The Trustees wish to designate and establish additional classes of shares.

NOW, THEREFORE, the Declaration of Trust is hereby amended, effective immediately, as follows:

Article V, Section 5.11 of the Declaration of Trust is hereby amended by deleting the first sentence of such Section 5.11 and substituting therefore the following:

“Without limiting the authority of the Trustees set forth in Section 5.1, inter alia, to establish and designate any further series or classes or to modify the rights and preferences of any series or class, each of the following series shall be, and is hereby, established and designated: (1) Managers AMG Chicago Equity Partners Balanced Fund, which shall consist of four classes, Class A, Class C, Service Class and Institutional Class; (2) Managers Fixed Income Fund, which shall consist of five classes, Class A, Class B, Class C, Service Class and Institutional Class; (3) Managers High Yield Fund, which shall consist of three classes, Class A, Class C and Institutional Class; (4) Managers AMG Chicago Equity Partners Mid-Cap Fund, which shall consist of three classes, Class A, Class C and Institutional Class; (5) Managers Intermediate Duration Government Fund; and (6) Managers Short Duration Government Fund.”

The foregoing amendment may be signed in counterparts with the same effect as if all signatories had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the undersigned have executed this instrument as of the date first set forth above.

/s/ Jack W. Aber	/s/ Bruce B. Bingham
Jack W. Aber	Bruce B. Bingham

/s/ Christine C. Carsman	/s/ William E. Chapman, II
Christine C. Carsman	William E. Chapman, II

/s/ Edward J. Kaier	/s/ Steven J. Paggioli
Edward J. Kaier	Steven J. Paggioli

/s/ Eric Rakowski	/s/ Thomas R. Scheeweis
Eric Rakowski	Thomas R. Schneeweis